Exhibit 99.1

Investor Contact: Media Contact:	Michael E. Conley Lars E. Rosene	(972) 443-6557 (469) 420-3264
FOR IMMEDIATE RELEASE
Flowserve Reports Increased Bookings, Stable Backlog,
Debt Repayment in Second Quarter; Provides Other Updates
DALLAS — July 27, 2005 — Flowserve Corp. (NYSE: FLS) today reported increased bookings, stable backlog and a debt repayment in the second quarter of 2005, and provided other updates.
Second Quarter Bookings Increase, Backlog Stable
Second quarter 2005 consolidated bookings increased 8 percent, including positive currency effects of 2 percent, to approximately $723 million compared with approximately $670 million in the second quarter of 2004. For the first six months of 2005, bookings increased 8 percent, including positive currency effects of 3 percent, to approximately $1.4 billion compared with approximately $1.3 billion in the first six months of the prior year. Second quarter 2005 backlog decreased 1 percent, including positive currency effects of less than 1 percent, to approximately $866 million compared with approximately $873 million at the end of the second quarter of the prior year.
“This increase in bookings is broad-based across all three of our operating divisions and most of our key end-markets,” said Interim-Chairman, President and Chief Executive Officer Kevin E. Sheehan. “Our operational excellence initiatives are also showing solid evidence of increasing our operating efficiencies across the company. These developments should bode very well for our future results. However, as we have previously said, our results will continue to be affected by the significant costs of Sarbanes-Oxley compliance, professional fees arising from our comprehensive review of our internal financial processes, the 2004 audits of our financial statements and internal controls, the restatement and our ongoing work to address internal controls issues.”
Debt Repayment
In the second quarter of 2005, the company repaid $23.5 million of debt, including a $4.5 million reduction in its asset securitization facility, in addition to paying $9 million in professional fees related to compliance issues and the restatement and making a planned $8 million pension contribution. The company, which previously announced an initiative to complete a major refinancing of up to $1 billion, expects to have a lower blended interest rate for debt if this refinancing is completed as planned. “We are continuing to generate cash flow from operations and still expect to further reduce total debt levels in 2005,” said Chief Financial Officer Mark A. Blinn.
2004 Financial Results Announcement Timing
The company expects to announce its 2004 financial results in a news release to be issued late in the third quarter of 2005. The company now expects to file its 2004 Form 10-K report in October instead of September, as previously planned, due to the ongoing restatement work and audit process. As previously announced, Flowserve is restating annual financial results for 2000 through 2003 and quarterly results for the first quarter of 2004. The company also anticipates, as previously announced, that it will report that it had material weaknesses in internal controls as of Dec. 31, 2004, which are being actively addressed. The company’s analysis of its internal controls is ongoing and additional material weaknesses could be identified. The company is also continuing to work with the IRS to address its previously announced potential liabilities from the pending audit of its 1999 — 2001 tax returns, which remains open. Excluding any of the tax audit’s potential impact, which is still being analyzed by amount and affected period, the company continues to expect that the cumulative net reduction in net income, which is still being finalized, should be less than $20 million for the periods being restated.
CEO Search Moving Forward
The board of directors’ Transition Committee is continuing to move forward productively in its search for a new CEO. “We are very pleased with our progress and expect to complete the search soon,” Sheehan said.
General Services Divestiture Progress
The company is conducting negotiations with several potential buyers of its General Services operations of its Flow Control Division. As previously announced, the company’s 2005 financial statements will reflect General Services as a discontinued operation.
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.
SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future financial and market conditions, operations and results. In some cases forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,”

“forecast,” “plans,” “projects,” “seeks,” “anticipate,” “believe,” “estimate,” “predicts,” “potential,” “continue,” “intends,” or other comparable terminology. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: changes in the financial markets and the availability of capital; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its current operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq and its potential impact on Middle Eastern markets and global petroleum producers; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in areas inside and outside the U.S.; unanticipated difficulties or costs associated with the implementation of systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning the company’s combined operations with acquired companies; the company’s ability to meet the financial covenants and other requirements in its financing agreements; the threat of future terrorist attacks and the response of the U.S. to those attacks; technological developments in the company’s products as compared with those of its competitors; changes in prevailing interest rates and the effective interest costs that the company bears; adverse changes in the regulatory climate and other legal obligations imposed upon the company; delays in meeting the deadline for the report of management and the independent auditor on the company’s internal controls over financial reporting and related certification; the possibility of continuing delays in filing its periodic public reports; the possibility of adverse consequences of governmental tax audits of company tax returns, including a pending IRS audit of the company’s U.S. tax returns for the years 1999-2001; and the company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues with profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends. Flowserve undertakes no obligation to, but may choose to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.
###